UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 22, 2005

Jo-Ann Stores, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-06695	34-0720629
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5555 Darrow Rd., Hudson, Ohio		44236
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(330) 656-2600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 22, 2005, Jo-Ann Stores, Inc. (the "Company") and David Bolen, Executive Vice President, Merchandising and Marketing, entered into a letter agreement regarding Mr. Bolen's departure from the Company.

Mr. Bolen will leave the Company on or before December 31, 2005. He will be entitled to salary continuation for 30 months from December 31, 2005. For the first 18 months, Mr. Bolen will receive payments totaling $642,000 (based on his current annual base salary of $428,000) payable in bi-weekly installments. For the subsequent 12 months, Mr. Bolen will receive payments totaling $214,000 payable in bi-weekly installments. In addition, the Company will pay all accrued and unused vacation time on the first pay date following Mr. Bolen's last day of employment with the Company (his "separation date"). The Company will also provide Mr. Bolen with health and hospitalization coverage, group term life insurance coverage and a car allowance through the earlier of 30 months following his separation date or the date he becomes eligible for those benefits from another employer. Mr. Bolen will receive executive-level outplacement assistance until he obtains subsequent employment.

Mr. Bolen may exercise any vested, outstanding stock options within 90 days of his separation date. As of his separation date, all of Mr. Bolen's unvested stock options and restricted stock awards will be cancelled.

Mr. Bolen will not be eligible to receive any payouts under the fiscal year 2005, 2006 or 2007 Management Incentive Plan and Mr. Bolen will not receive any disability insurance coverage, supplemental life insurance coverage or supplemental retirement benefits following his separation date.

Mr. Bolen also agreed to confidentiality, non-competition and non-solicitation covenants in the letter agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jo-Ann Stores, Inc.

November 29, 2005	By:	/s/ Alan Rosskamm

Name: Alan Rosskamm
Title: Chairman, President and Chief Executive Officer